Exhibit 99.4

LYDALL BOARD OF DIRECTORS APPOINTS SPECIAL COMMITTEE

TO INVESTIGATE CLAIMS BY EX-CFO

MANCHESTER, CT – June 21, 2004 – Lydall, Inc. (LDL:NYSE) - Lydall, Inc. today announced that its Board of Directors has appointed a Special Committee of independent directors to investigate allegations made by Walter A. Ruschmeyer, its former Chief Financial Officer, of improper conduct by Company officials. Mr. Ruschmeyer’s employment with Lydall was terminated for cause in April of 2003. In July, 2003 Lydall filed a lawsuit against Mr. Ruschmeyer alleging illegal use of confidential company information. Trial of that matter has been completed, and the parties are preparing post-trial briefs.

The Special Committee has retained the law firm of Davis Polk & Wardwell to assist in its investigation. Mr. Ruschmeyer, who has been contacted by Counsel to the Special Committee, has refused to be interviewed. Lydall employees and managers are cooperating fully in the investigation. Legal fees incurred in connection with the Special Committee’s investigation are expected to impact earnings primarily in the second and third quarters of 2004.

In connection with Lydall’s litigation against Mr. Ruschmeyer, Lydall may be contractually obligated to indemnify him against legal fees and expenses reasonably and actually incurred by him as a result of his being involved in proceedings by reason of his employment with Lydall. In order for this claim to be valid, Mr. Ruschmeyer is required to have acted in good faith. The Company believes that the ultimate determination of its pending litigation against Mr. Ruschmeyer will be that Mr. Ruschmeyer has not acted in good faith and, thus, is not entitled to such indemnification.

However, separate from indemnification, Lydall may be contractually obligated to advance reasonable legal fees and expenses incurred. To date, Mr. Ruschmeyer’s attorneys have submitted an invoice for $741,000. Lydall is requesting additional supporting detail regarding those fees and expenses. If, as Lydall believes, Mr. Ruschmeyer is not entitled to indemnification, Mr. Ruschmeyer has a contractual obligation, which he has recognized in writing, to repay to Lydall any monies advanced to him. In the interim, Lydall will be required to recognize any advancement as a charge against earnings.

Lydall, Inc. is a New York Stock Exchange listed company headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany, and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

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